Exhibit 99.1

TRC Delays Filing of Form 10-K to Complete

Evaluation and Assessment of Internal Controls

Under Sarbanes-Oxley

Updates Outlook For Fiscal 2005 Fourth Quarter and Fiscal Year

Windsor, CT  – September 8, 2005  –  TRC (NYSE:TRR) announced today that it will delay the filing of its annual report on Form 10-K for the fiscal year ended June 30, 2005, in order to complete documentation and testing of its internal controls over financial reporting and to permit it to finalize the Company’s assessment of the effectiveness of these controls as of June 30, 2005, as required by Section 404 of the Sarbanes-Oxley Act.  The Company expects to file its Form 10-K by the end of September, within the extended time permitted by the Securities and Exchange Commission, and to issue a press release and host a conference call at that time.

To date, the Company has identified certain deficiencies in its internal controls.  While no determination has been made, to the extent any of these deficiencies meet the definition of material weaknesses in Auditing Standard No. 2 of the Public Company Accounting Oversight Board, the Company will disclose those weaknesses and related remediation activities in its report under Section 404 of the Sarbanes-Oxley Act that will be included in its 2005 annual report on Form 10-K.

Fourth Quarter and Fiscal 2005 Outlook

For the year ended June 30, 2005, the Company expects to report net service revenue of approximately $245 million and net income in the range of $0.03 to $0.06 per diluted share.

For the quarter ended June 30, 2005, the Company expects to report net service revenue of approximately $65 million and a loss in the range of $0.25 to $0.28 per share.  These anticipated fourth quarter results reflect losses at transportation infrastructure subsidiaries totaling $5.0 million, including a previously announced restructuring charge of $0.9 million and $0.8 million in connection with a settlement with the New York City Department of Transportation related to a contract for construction support services; approximately $2.3 million of costs incurred in connection with the Company’s efforts to become compliant with the requirements of the Sarbanes-Oxley Act; and the Company’s decision to take a $1.1 million write-off related to certain distributed generation assets whose value has declined primarily due to high natural gas costs.

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TRC

5 Waterside Crossing  •  Windsor, Connecticut 06095

Telephone 860-298-9692  •  Fax 860-298-6291

“We are very disappointed by our financial performance for fiscal 2005, but believe we have made decisions necessary to avoid similar results in the future.  Because TRC’s overall business remains solid, and with the expected positive effects of the recent enactment of the long-delayed Transportation and Energy bills, we are optimistic about renewed revenue and earnings growth in fiscal 2006.  We expect the restructuring of our transportation infrastructure group to enhance the efficiency and competitiveness of this business, and we also are encouraged by the new types of energy business reflected by the important new power delivery contract we announced today.  In addition, Sarbanes-Oxley-related costs should begin to decrease by the second or third quarter of this fiscal year,” said Chairman and Chief Executive Officer Dick Ellison.

About TRC

TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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